UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): June 15, 2009
SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
7902 Westpark Drive
McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     In September 2006, Sunrise Senior Living, Inc. (“Sunrise”) acquired all of the outstanding stock of Trinity Hospice, Inc. (“Trinity”) from its stockholders pursuant to an agreement and plan of merger (the “Merger Agreement”). In connection with the Merger Agreement, the parties thereto had raised certain claims against each other.
     In order to resolve and settle the claims among them, on June 15, 2009, Sunrise and its wholly owned subsidiary, Trinity (collectively, the “Sunrise Parties”) entered into a Settlement Agreement (the “Agreement”) with the former majority stockholders of Trinity (collectively, the “Selling Parties”), which, among other matters, provides for the release and discharge of all claims and causes of action between the parties to the Agreement.
     In consideration of the Agreement, the Selling Parties agree to pay Sunrise an aggregate amount of $9,835,951.00 within 2 business days after the effective date of the Agreement, consisting of the sum of $6,749,999.44 from the Selling Parties and another amount in the sum of $3,085,951.56 (together with any other interest accrued thereunder through and as of the date of release) to be released to Sunrise by the United Bank as escrow agent under the Merger Agreement. The parties to the Agreement also agree to cooperate to achieve voluntary dismissal of certain litigation matters.
     In exchange for the consideration provided in the Agreement and effective upon receipt by Sunrise of the payment described above, the Sunrise Parties and the Selling Parties will reciprocally release each other from any and all claims that each such parties have against other such parties relating to any matters through the date of the Agreement (other than any claim the Sunrise Parties or the Selling Parties may assert as a result of any alleged failure of performance by the other parties under the Agreement).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.
Date: June 18, 2009	By:	/s/ Julie Pangelinan
Julie Pangelinan
Chief Financial Officer